Exhibit 4.1

EXECUTION VERSION

SUMITOMO MITSUI FINANCIAL GROUP, INC.

as Issuer

and

THE BANK OF NEW YORK MELLON

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of July 8, 2025

to the

Subordinated Indenture dated as of September 17, 2019

THIS SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of July 8, 2025, is entered into between Sumitomo Mitsui Financial Group, Inc., a joint stock company (kabushiki kaisha) organized under the laws of Japan (the “Issuer”), and The Bank of New York Mellon, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee have entered into the Subordinated Indenture, dated as of September 17, 2019 (the “Base Indenture”), providing for the issuance from time to time of the Issuer’s unsecured bonds, debentures, notes or other evidences of indebtedness (the “Securities”). The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is herein referred to as the “Indenture;”

WHEREAS, the Issuer desires to enter into this First Supplemental Indenture pursuant to Section 7.01 of the Base Indenture in order to supplement and amend the Base Indenture as and to the extent set forth herein to establish certain terms and conditions of Securities to be issued pursuant to the Indenture on or after the date hereof;

WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized by the Issuer; and

WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Issuer and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the Holders from time to time of the Securities of any series issued on or after the date hereof, as follows:

Section 1. Definitions. For the purpose of this First Supplemental Indenture, all capitalized terms used but not defined herein shall have the meaning given to them in the Base Indenture as amended hereby.

Section 2. Amendments to the Indenture. Solely with respect to the Securities of any series issued on or after the date hereof, the Base Indenture is, effective as of the date hereof, hereby supplemented and amended by adding Article 14, which shall read as follows:

“ARTICLE 14

CALCULATION AGENT

Section 14.01. Appointment. The Issuer appoints The Bank of New York Mellon as the initial Calculation Agent in relation to any floating interest rate Securities issued under this Indenture, unless otherwise established in accordance with Section 2.03. The Bank of New York Mellon accepts its appointment as Calculation Agent, subject to the conditions of this Article 14.

Section 14.02. Calculation of Floating Interest. The Calculation Agent shall calculate the interest rates and amounts of interest payable in respect of any series of floating interest rate Securities issued under this Indenture at such dates and times and in accordance with such other terms and conditions as set forth on any Registered Security of such series.

Unless otherwise instructed by the Issuer, the Calculation Agent will cause the interest rate, the number of days in, and the interest amount for, the relevant interest period and the interest payment date, in respect of each series of floating interest rate Securities to be notified to the Issuer, the Trustee and DTC, or through DTC or through other reasonable means to make such information available, in order that such information will be published or notified to the Holders of record as soon as possible after their determination but in no event later than the first day of the relevant interest period. Subject to the subordination provisions of Article 12 and the non-viability loss absorption provisions of Article 13, if the Securities become due and payable as described in Article 11 or pursuant to an acceleration upon an Event of Acceleration other than on an interest payment date, the accrued interest payable, the interest rate, the number of days in the relevant interest period and the interest payment date in respect of such Securities shall nevertheless continue to be calculated and notified as previously in accordance with the foregoing provisions and this Indenture. All determinations and calculations made by the Calculation Agent, and any quotations obtained from the relevant banks for the purposes of calculating the interest rate and interest amount, pursuant to the foregoing provisions will, in the absence of negligence, bad faith or manifest error, be binding on the Holders, the Issuer, the Trustee, the paying agent and the Calculation Agent. The interest rate payable on any series of floating interest rate Securities issued under this Indenture will not be higher than the maximum rate permitted by the law of the State of New York as modified by United States law of general application or by Japanese law and as notified to the Trustee and the paying agent in writing five Business Days prior to any interest payment date, if applicable.

Section 14.03. Commissions; Incidental Acts. The Issuer shall promptly pay to the Calculation Agent such fees as agreed in writing between the Issuer and the Calculation Agent, in respect of the services of the Calculation Agent (plus any applicable value added tax), in accordance with the provisions of this Indenture. The Calculation Agent shall not charge any other commissions or expenses to any person in respect of its actions hereunder. The Issuer and the Calculation Agent will carry out such other incidental acts as may reasonably be necessary to perform each party’s respective obligations hereunder.

Section 14.04. Rights and Liabilities of the Calculation Agent. No provision of this Indenture shall be construed to relieve the Calculation Agent from liability for its own negligent action, its own negligent failure to act, its own bad faith or its own willful misconduct.

(a) The Calculation Agent (i) may engage and pay for the advice or services of any lawyers or other experts whose advice or services it considers necessary or advisable and such advice or opinions shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted to be taken by it hereunder and in reliance upon such advice or opinions so obtained; (ii) may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, coupon, security or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties; and (iii) shall be entitled to rely on and assume (without further inquiry) that any matter purported to be authorized, approved or ratified by any Board Resolution or Officer’s Certificate is adequate and complete authorization, approval and ratification in respect of the Issuer and its actions under this Indenture.

(b) The Calculation Agent shall not be deemed to have notice of an Event of Acceleration or any default unless a Responsible Officer of the Calculation Agent has received written notice thereof and such notice references the Securities and this Indenture.

(c) In no event shall the Calculation Agent be liable for any action taken or omitted in accordance with the instructions of the Issuer in the absence of bad faith, negligence or willful misconduct on its part.

(d) Notwithstanding the satisfaction or discharge of this Indenture or the resignation, replacement or removal of the Calculation Agent, the Calculation Agent shall under no circumstances be liable to any party for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, inter alia, loss of business, goodwill, opportunity or profit) even if advised of the likelihood of such loss on damages and regardless of the form of action. The provisions of this Section 14.04(d) shall survive the termination and discharge of this Indenture and the resignation or removal of the Calculation Agent.

(e) In no event shall the Calculation Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, existing or future law or regulation, any existing or future act of governmental authority, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Calculation Agent shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(f) The Calculation Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document (except those issued by the Calculation Agent), but the Calculation Agent, in its discretion, may make such reasonable further inquiry or investigation into such facts or matters as it may see fit, at the cost of the Issuer, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g) The Calculation Agent may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(h) The permissive right of the Calculation Agent hereunder to take or omit to take any action shall not be construed as a duty.

(i) The Issuer covenants to indemnify the Calculation Agent for, and to hold it harmless against, any loss, liability, damage, claim or expense arising out of or in connection with the exercise or performance of its powers or duties hereunder, including the properly incurred costs and expenses (including the properly incurred charges and expenses of its agents and counsel) of defending itself against or investigating any claim of liability arising out of or in connection with the same, except to the extent such loss, liability, damage, claim or expense is due to the bad faith, negligence, or willful misconduct of the Calculation Agent. The obligations of the Issuer under this Section 14.04 to compensate and indemnify the Calculation Agent and to pay or reimburse the Calculation Agent for expenses, disbursements and advances shall constitute additional indebtedness hereunder and shall survive the resignation or removal of the Calculation Agent, the termination or discharge of the Securities and the termination and discharge of this Indenture.

(j) None of the provisions contained in this Indenture shall require the Calculation Agent to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, unless it is indemnified and/or secured to its reasonable satisfaction.

(k) The reference to “each agent” in Section 5.02(i) of the Base Indenture shall be deemed to include The Bank of New York Mellon in its capacity as Calculation Agent hereunder and the Issuer agrees that the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, as set out in the Base Indenture shall apply to the Calculation Agent, mutatis mutandis as if set out in full herein.

Section 14.05. Resignation and Removal. The Calculation Agent may at any time resign as Calculation Agent by giving written notice to the Issuer of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall not be earlier than 30 days after the receipt of such notice by the Issuer, unless the Issuer otherwise agrees in writing. The Calculation Agent may be removed at any time by the filing with it of any instrument in writing signed on behalf of the Issuer and specifying such removal and the date when it is intended to become effective. Such resignation or removal shall take effect upon the date of the appointment by the Issuer, as hereinafter provided, of a successor Calculation Agent. If within 30 days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may, on behalf of and at the expense of the Issuer, with prior notice to the Issuer, appoint its own successor or the resigning Calculation Agent or the Issuer may petition any court of competent jurisdiction for the appointment of a successor Calculation Agent. If at any time the Calculation Agent shall resign or be removed, or be dissolved, or if the property or affairs of the Calculation Agent shall be taken under the control of any State or Federal court or administrative body because of bankruptcy or insolvency or for any other reason, then a successor Calculation Agent shall as soon as practicable be appointed by the Issuer by an instrument in writing filed with the predecessor Calculation Agent, the successor Calculation Agent and the Trustee. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so succeeded shall cease to be such Calculation Agent hereunder. Upon its resignation or removal, the Calculation Agent shall be entitled to the payment by the Issuer of its compensation, if any is owed to it, for services rendered hereunder and to the reimbursement of all reasonable out-of-pocket expenses (including properly incurred counsel fees and expenses) incurred in connection with the services rendered by it hereunder and to the payment of all other amounts owed to it hereunder.

Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor, the Issuer and the Trustee an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.”

Section 3. Reference to and Effect on the Indenture. Upon the effectiveness of Section 2 hereof, on and after the date hereof, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Base Indenture as amended hereby. Except as specifically amended above, the Base Indenture shall remain in full force and effect and is ratified and confirmed in all respects.

Section 4. Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

Section 5. Separability. In case any provision contained in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6. Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 8. Binding Effect. This First Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Issuer and not by the Trustee, and the Trustee assumes no responsibility for their correctness.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

SUMITOMO MITSUI FINANCIAL GROUP, INC.

By:	/s/ Yukie Tadokoro
	Name:	Yukie Tadokoro
	Title:	General Manager, Investor Relations Dept.

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Priscilla Pang
	Name:	Priscilla Pang
	Title:	Vice President

[Signature Page to First Supplemental Indenture]